Exhibit 11
WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and Common Equivalent Shares and on Common
Shares Assuming Full Dilution

(In thousands, except per share data)

                                      For the three               For the nine
                                      months ended                months ended
                                      September 30,               September 30,
                                  ---------------------      ----------------------
                                     1997        1996 *          1997        1996 *
                                  -------       -------      --------       -------
Weighted average number of
 common shares outstanding         14,390        14,080        14,355        14,248
Add exercise of options
 reduced by the number of
 shares that could have
 been purchased with the
 proceeds from such exercise          279           270           255           269
                                  -------       -------       -------       -------
Total                              14,669        14,350        14,610        14,517
                                  =======       =======       =======       =======

Net income                        $17,660       $11,903       $29,838       $34,371


Primary earnings per share          $1.23         $0.85         $2.08         $2.41
                                   ======        ======        ======        ======
Fully-diluted
  earnings per share                $1.20         $0.83         $2.04         $2.37
                                   ======        ======        ======        ======

* Restated on a historical basis to reflect the April 12, 1997, acquisition of ValliCorp Holdings, Inc. on a pooling-of-interests basis.